As filed with the Securities and Exchange Commission on June 4, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GREENBACKER RENEWABLE ENERGY

COMPANY LLC

(Exact name of Registrant as specified in its governing documents)

Delaware	11 East 44th Street, Suite 1200	80-0872648
(State or other jurisdiction of	New York, NY 10017	(I.R.S. Employer
incorporation or organization)	Tel (646) 237-7884	Identification No.)
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Charles Wheeler

c/o Greenbacker Capital Management LLC

11 East 44th Street, Suite 1200

New York, NY 10017

Tel (646) 237-7884

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Timothy P. Selby, Esq. Blake E. Estes, Esq. Alston & Bird LLP 90 Park Avenue New York, New York 10016 Tel (212) 210-9494 Fax (212) 922-3894	Lauren B. Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 Tel (404) 233-7000 Fax (404) 365-9532

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Distribution Reinvestment Plan, Class A, Class C and Class I Shares of limited liability company interests	—	—	$10,000,000	$1,212

(1)	The offering price per share will be equal to the prior net asset value per share per each class of shares. The most recently determined net asset value for shares is $8.64 per Class A share, $8.49 per Class C share and $8.64 per Class I share. For each fiscal quarter, we determine our net asset value for each class of our shares. To the extent that our net asset value per share on the most recent valuation date increases above or decreases below our most recently determined net asset value, we will adjust the offering prices of all classes of shares.

(2)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

DISTRIBUTION REINVESTMENT PLAN PROSPECTUS	Maximum Offering of $10,000,000 in Shares

Greenbacker Renewable Energy Company LLC

 Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “company”), is an externally managed energy company that acquires and manages income-generating renewable energy and energy efficiency projects, and other energy-related businesses, as well as finances the construction and/or operation of these and sustainable development projects and businesses. The company is externally managed and advised by Greenbacker Capital Management LLC (the “advisor” or “GCM”), a renewable energy, energy efficiency and sustainability related project acquisition, consulting and development company.

The company has adopted a distribution reinvestment plan (the “DRP”) pursuant to which existing holders of the company’s Class A, C and I shares may elect to have the full amount of their cash distributions from the company reinvested in additional shares rather than receive the cash distributions. Shares issued pursuant to the DRP will have the same voting rights as shares offered pursuant to the public offering. Shares purchased pursuant to the DRP shall be of the same share class as the shares with respect to which the participant is receiving cash distributions to be reinvested through the DRP. No dealer manager fees, selling commissions or other sales charges will be paid with respect to shares purchased pursuant to the DRP. At its discretion, the board of directors may amend, suspend, or terminate the DRP. A participant may terminate participation in the DRP by written notice to the plan administrator, received by the plan administrator at least 10 days prior to the distribution payment date.

The shares are not traded on any exchange or other market and there is no regular market for our shares. There is no assurance that a regular market for the shares will develop in the future.

The company is an “emerging growth company” under the federal securities laws; however, the company does not intend to take advantage of any of the reduced public company reporting requirements afforded under those laws.

Investing in the shares may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. See “Risk Factors” under Item 1A of Part I of our most recent annual report on Form 10-K and Item 1A of Part II of our most recent quarterly report on Form 10-Q, which are incorporated by reference into this prospectus, for a discussion of the risks you should consider before investing in shares. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any future benefit or tax consequence that may flow from an investment in the shares is not permitted.

	Number of Shares Being Offered	Price per Share		Maximum Proceeds, (Before Expenses)
Distribution Reinvestment Plan – Class A, C and I shares	―	$	―	$10,000,000

The date of this Prospectus is June 4, 2019

SUITABILITY STANDARDS

Pursuant to applicable state securities laws, shares offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. Initially, there is not expected to be any public market for the shares, which means that it may be difficult for investors to sell shares. As a result, the company has established suitability standards which require investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, home furnishings, and personal automobiles) of at least $250,000.

The company’s suitability standards also require that a potential investor (1) can reasonably benefit from an investment in the shares based on such investor’s overall investment objectives and portfolio structuring; (2) is able to bear the economic risk of the investment based on the prospective investor’s overall financial situation; and (3) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose his or her entire investment, (c) the lack of liquidity and restrictions on transferability of the shares, (d) the background and qualifications of the advisor and (e) the tax consequences of the investment. Persons who meet these standards and who seek to diversify their portfolio are most likely to benefit from an investment in the shares.

Certain states have established suitability requirements different from those described above. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below:

California: In addition to the minimum suitability standards listed above, a California investor’s maximum investment in the shares may not exceed 10% of such investor’s net worth.

Idaho: In addition to the minimum suitability standards listed above, an Idaho investor’s total investment in the company shall not exceed 10% of his or her liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

Iowa: Iowa investors must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consist of cash, cash equivalents and readily marketable securities. In addition, an Iowa investor’s aggregate investment in the company, shares of the company’s affiliates, and other non-exchange traded direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. Accredited investors in Iowa, as defined in 17 C.F.R. § 230.501, are not subject to the 10% investment limitation.

Kansas: It is recommended by the Office of the Securities Commissioner of Kansas that Kansas investors limit their aggregate investment in us, the shares of our affiliates and other similar programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky: In addition to the minimum suitability standards described above, no Kentucky resident shall invest more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in us or the shares of our affiliates.

Maine: The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents, and readily marketable securities.

Michigan: It is recommended by the Michigan Securities Division that Michigan citizens not invest more than 10% of their liquid net worth in the shares. Liquid net worth is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities that may be converted into cash within one year.

Nebraska: In addition to the suitability standards above, the aggregate investment in the company and in other similar non-publicly traded securities must not exceed 10% of the investor’s net worth. Accredited investors in Nebraska, as defined in 17 C.F.R. § 230.501, are not subject to this limitation.

New Jersey: New Jersey investors must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in the company, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

New Mexico: In addition to the minimum suitability standards described above, an investment in the shares, its affiliates and other similar non-traded direct participation programs by a New Mexico resident may not exceed ten percent (10%) of the New Mexico resident’s liquid net worth.

North Dakota: North Dakota investors must represent that, in addition to the standards listed above, they have a net worth of at least ten times their investment in the shares.

Oklahoma: In addition to the minimum suitability standards described above, an investment in the shares by Oklahoma investors should not exceed 10% of their net worth (not including home, home furnishings and automobiles).

Oregon: In addition to the minimum suitability standards described above, an investment in the shares by an Oregon resident may not exceed ten percent (10%) of the Oregon resident’s liquid net worth.

Pennsylvania: You are cautioned to carefully evaluate the programs ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of program subscriptions.

Tennessee: In addition to meeting the general suitability standards stated above, Tennessee investors who are not accredited investors may not invest more than ten percent (10%) of their liquid net worth (exclusive of home, home furnishings, and automobiles) in the company.

Vermont: Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

In purchasing shares, custodians or trustees of employee pension benefit plans or IRAs may be subject to the fiduciary duties imposed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other applicable laws and to the prohibited transaction rules prescribed by ERISA and related provisions of the Internal Revenue Code. In addition, prior to purchasing shares, the trustee or custodian of an employee pension benefit plan or an IRA should determine that such an investment would be permissible under the governing instruments of such plan or account and applicable law.

PROSPECTUS SUMMARY

This prospectus summary highlights material information regarding our business and this offering that is not otherwise addressed in the “Description of Our Distribution Reinvestment Plan” section of this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully before making a decision to participate in the DRP. You should also review the section of this prospectus titled “Incorporation by Reference.”

Greenbacker Renewable Energy Company LLC

We are an externally managed energy company that acquires and manages income-generating renewable energy and energy efficiency, and other energy-related businesses as well as finances the construction and/or operation of these and sustainable development projects and businesses. We refer to these projects and businesses, collectively, as our “target assets”. We are managed and advised by Greenbacker Capital Management LLC, a renewable energy, energy efficiency and sustainability related project acquisition, consulting and development company that is registered as an investment adviser with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). We expect Greenbacker Administration, or entities which have been engaged by Greenbacker Administration, to provide the administrative services necessary for us to operate.

We are organized as a Delaware limited liability company. We will conduct a significant portion of our operations through Greenbacker Renewable Energy Corporation, of which we are the sole shareholder. We intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Our business objective is to generate attractive risk-adjusted returns for our members, consisting of both current income and long-term capital appreciation, by acquiring, and financing the construction and/or operation of income-generating renewable energy, energy efficiency and sustainable development projects, primarily within but also outside of North America. We expect the size of our investments to generally range between approximately $1 million and $100 million. We will seek to maximize our risk-adjusted returns by: (1) capitalizing on market opportunities; (2) focusing on hard assets that produce dependable cash flows; (3) efficiently utilizing government incentives where available; (4) employing creative deal structuring to optimize capital and ownership structures; (5) partnering with experienced financial, legal, engineering and other professional firms; (6) employing sound due diligence and risk mitigation processes; and (7) monitoring and managing our portfolio of assets on an ongoing basis. We may change our investment policies and strategies without prior notice or member approval.

Our goal is to assemble a diversified portfolio of renewable energy, energy efficiency and other sustainability related projects and businesses. Renewable energy projects generally earn revenue through the sale of generated electricity as well as frequently through the sale of related project attributes such as renewable energy certificates (“RECs”) and energy efficiency certificate (“EECs”). We initially have focused on solar, wind and energy efficiency projects. We believe solar energy projects generally offer more predictable power generation characteristics, due to the relative predictability of sunlight over the course of time compared to other renewable energy technologies and therefore we expect them to provide more stable income streams. However, technological advances in wind turbines and other energy generation technologies, as well as government incentives, also make wind energy and other types of projects attractive. Solar energy projects provide maximum energy production during daylight hours in the summer months when days are longer and nights shorter. Solar energy projects tend to have minimal environmental impact enabling such projects to be developed close to areas of dense population where electricity demand is highest. Solar technology is scalable and well-established and is relatively simple to integrate new acquisitions and projects into our portfolio. Over time, we expect to broaden our strategy to include other types of renewable energy projects and energy efficiency projects and businesses, which may include wind farms, hydropower assets, geothermal plants, biomass and biofuel assets, combined heat and power technology assets, fuel cell assets and other energy efficiency assets, among others, and to the extent we deem the opportunity attractive, other energy and sustainability related assets and businesses.

Our preferred investment strategy is to acquire controlling equity stakes in our target assets or to be named the managing member of a limited liability company in order to oversee and supervise their operations. We define controlling equity stakes as companies in which we own 25% or more of the voting securities of such company or have greater than 50% representation on such company’s board of directors. However, we will also provide financing to projects owned by others, including through the provision of secured loans which may or may not include some form of equity participation. We may also provide projects with senior unsecured debt, subordinated secured debt, subordinated unsecured debt, mezzanine debt, convertible debt, convertible preferred equity, and preferred equity, and make minority equity investments. We may also participate in projects by acquiring contractual payment rights or rights to receive a proportional interest in the operating cash flow or net income of a project. We may also make equity investments in or loans to parties financing the supply of renewable energy and energy efficiency to residential and commercial customers or the adoption of strategies that encourage energy conservation to reduce the consumption of energy by those customers. Our strategy will be tailored to balance long-term cash flow certainty, which we can achieve through long-term agreements for our products, with shorter term arrangements that allow us to potentially generate higher risk-adjusted returns.

Our principal executive offices are located at 11 E. 44th Street, Suite 1200, New York, NY 10017. We maintain a website at www.greenbackerrenewableenergy.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

Status of Our Public Offerings

We commenced our initial public offering of shares on April 25, 2014, which offering terminated as of April 13, 2017. We commenced a follow-on offering of shares on April 14, 2017, which follow-on offering terminated as of March 29, 2019. In our public offerings, collectively, we accepted investors’ subscriptions for and issued 28,023,774.79 shares, resulting in our receipt of gross proceeds of $270,063,826.72.

Terms of this Offering

We are offering a maximum of $10,000,000 in shares of our common stock to our existing stockholders pursuant to the DRP. Shares of the company’s limited liability company interests (“shares”) issued pursuant to the DRP are initially being offered at the price equal to the then current offering price per each class of shares. The current per share purchase price for shares is $8.64 per Class A share, $8.49 per Class C share and $8.64 per Class I share. For each fiscal quarter, we determine our net asset value for each class of our shares. To the extent that our net asset value per share on the most recent valuation date increases above or decreases below our prior net asset value per share, we will adjust the offering prices of all classes of shares.

We will offer shares under the DRP pursuant to this prospectus until we sell $10,000,000 of shares in this offering; provided, however, that we may amend, suspend or terminate the DRP at any time by providing 10 days’ written notice to participants in the DRP.

This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which you may elect to have the full amount of your cash distributions from us reinvested in additional shares. The primary purpose of the distribution reinvestment plan is to provide interested investors with an economical and convenient method of increasing their investment in the shares by investing cash distributions in additional shares at the then current offering price less the selling commissions and dealer manager fees associated with that class of shares. See Appendix A to this prospectus for the full text of the distribution reinvestment plan.

Use of Proceeds

We intend to use substantially all of the net proceeds from this offering to acquire income-generating renewable energy and energy efficiency and sustainable development projects and other energy-related businesses as well as finance the construction and/or operation of these projects and businesses, in accordance with our investment objectives and using the strategies described in this prospectus. The remainder of the net proceeds will be used for working capital and general corporate purposes, including the repurchase of shares. There can be no assurance we will be able to sell all the shares we are registering. If we sell only a portion of the shares we are registering, we may be unable to achieve our investment objectives.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRP.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. Neither the company nor the dealer manager has authorized any other person to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The company is not, and the dealer manager is not, making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of the shares. If there is a material change in the affairs of the company, the company will amend or supplement this prospectus.

Any statement that the company makes in this prospectus may be modified or superseded by the company in a subsequent prospectus supplement. The registration statement the company has filed with the SEC includes exhibits that provide more detailed descriptions of certain matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with the additional information incorporated by reference into this prospectus, including financial statement information, as described under the heading “Incorporation of Certain Information by Reference” and the information described under the heading “Where You Can Find Additional Information” in this prospectus. In this prospectus, the company uses the term “day” to refer to a calendar day, and the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

 RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent annual report on Form 10-K and Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, revenues, income and capital spending. We generally identify forward-looking statements with the words “believe,” “intend,” “expect,” “seek,” “may,” “will,” “should,” “would,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project” or their negatives, and other similar expressions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect many estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. In addition, our advisor’s assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will prove correct or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the numerous risks and uncertainties as described under “Risk Factors” and elsewhere in this prospectus. All forward-looking statements are based upon information available to us on the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf.

You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties associated with our forward-looking statements relate to, among other matters, the following:

●	changes in the economy;

●	the ability to complete the renewable energy and energy efficiency projects in which we invest;

●	our relationships with project developers, lawyers, investment and commercial banks, individual and institutional investors, consultants, diligence specialists, engineering, procurement and construction companies, contractors, renewable energy and energy efficiency technology manufacturers (such as panel manufacturers), solar insurance specialists, component manufacturers, software providers and other industry participants in the renewable energy, energy efficiency, capital markets and project finance sectors;

●	fluctuations in supply, demand, prices and other conditions for electricity, other commodities and RECs;

●	public response to and changes in the U.S. federal, state and local regulatory framework affecting renewable energy and energy efficiency projects, including the potential expiration or extension of the solar investment tax credit and the related U.S. Department of Treasury grants and potential reductions in RPS requirements;

●	competition from other energy developers;

●	the worldwide demand for electricity and the market for renewable energy and energy efficiency;

●	the ability or inability of conventional fossil fuel-based generation technologies to meet the worldwide demand for electricity;

●	our competitive position and our expectation regarding key competitive factors;

●	risks associated with our hedging strategies;

●	potential environmental liabilities and the cost of compliance with applicable environmental laws and regulations, which may be material;

●	our electrical production projections (including assumptions of curtailment and facility availability) for our renewable energy and energy efficiency projects;

●	our ability to operate our business efficiently, manage costs (including general and administrative expenses) effectively and generate cash flow;

●	availability of suitable renewable energy and energy efficiency resources and other weather conditions that affect our electricity production;

●	the effects of litigation, including administrative and other proceedings or investigations relating to our renewable energy and energy efficiency projects;

●	non-payment by customers and enforcement of certain contractual provisions;

●	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

●	future changes in laws or regulations and conditions in our operating areas.

DESCRIPTION OF OUR DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan pursuant to which you may elect to have the full amount of your cash distributions from us reinvested in additional shares. The following discussion summarizes the principal terms of this plan.

What is the purpose of the DRP?

The primary purpose of the distribution reinvestment plan is to provide interested investors with an economical and convenient method of increasing their investment in the shares by investing cash distributions in additional shares at the then current offering price less the selling commissions and dealer manager fees associated with that class of shares. To the extent shares are purchased from us under the distribution reinvestment plan, we will receive additional funds for acquisitions and general purposes including the repurchase of shares.

Who is eligible to participate in the DRP?

Any investor who owns shares of the company’s limited liability company interests may elect to participate in our distribution reinvestment plan. Any purchases of our shares pursuant to our distribution reinvestment plan are dependent on the continued registration of our securities or the availability of an exemption from registration in the recipient’s home state.

How do I enroll in the DRP?

We have adopted an “opt-in” distribution reinvestment plan pursuant to which you may elect to have the full amount of your cash distributions reinvested in additional shares by making a written election to participate in such plan on an opt-in form.

If you do not wish to participate in the distribution reinvestment plan, no action will be required on your part to do so. If you are a registered member, you may elect to have your entire distribution reinvested in additional shares by notifying DST Systems, Inc., the reinvestment agent and our transfer agent and registrar, in writing so that such notice is received by the reinvestment agent no later than the record date for distributions to members. If you elect to reinvest your distributions in additional shares, the reinvestment agent will set up an account for shares you acquire through the plan and will hold such shares in non-certificated form.

Participation in the distribution reinvestment plan will commence with the next distribution paid after receipt of an investor’s written election to participate in the plan and to all other calendar months thereafter, provided such election is received at least 15 business days prior to the last day of the calendar month.

Participants in our distribution reinvestment plan are free to elect or revoke reinstatement in the distribution reinvestment plan within a reasonable time as specified in the plan. If you do not elect to participate in the plan you will automatically receive any distributions we declare. For example, if our board of directors authorizes, and we declare, a cash distribution, then if you have “opted in” to our distribution reinvestment plan you will have your cash distributions reinvested in additional shares, rather than receiving the cash distributions.

What is the purchase price of shares in the DRP?

Shares under our distribution reinvestment plan are offered at the price equal to the most recently determined net asset value. The most recently determined net asset value per share is $8.64 per Class A share, $8.49 per Class C share and $8.64 per Class I share. For each fiscal quarter, we determine our net asset value for each class of our shares. To the extent that our net asset value per share on the most recent valuation date increases above or decreases below our prior net asset value, we will adjust the offering prices of all classes of shares.

When will shares be purchased under the DRP?

The plan administrator will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid, except where necessary for us to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the distribution cannot be completed within 30 days after the applicable distribution payment date, participants’ funds held by the plan administrator will be distributed to the participant.

Who will assume the costs of administering the DRP?

There will be no selling commissions, dealer manager fees or other sales charges to you if you elect to participate in the distribution reinvestment plan. We will pay the reinvestment agent’s fees under the plan.

When will I receive reports about my investments under the DRP?

During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, our transfer agent will mail and/or make electronically available to each participant in the distribution reinvestment plan, a statement of account describing, as to such participant, the distributions received during such quarter, the number of shares purchased during such quarter, and the per share purchase price for such shares.

How do I terminate participation in the DRP?

A participant may terminate participation in the distribution reinvestment plan at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least 10 days before that distribution payment date. The plan administrator may also terminate any participant’s account at any time in its discretion by notice in writing mailed to the participant.

Can the DRP be amended, suspended or terminated?

We reserve the right to amend, suspend or terminate the distribution reinvestment plan at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of the amendment, supplement or termination.

Any distributions reinvested through the issuance of shares through our distribution reinvestment plan will increase our gross assets on which the management fee and the incentive distribution are determined and paid and/or made under the advisory agreement and our limited liability company agreement (the “LLC Agreement”), respectively.

What are the federal income tax consequences of participation in the DRP?

Although the tax treatment of participation in corporate dividend reinvestment plans is well-established, the treatment of participation in our distribution reinvestment plan is less clear because we expect to be taxed as a partnership, rather than a corporation, for U.S. federal income tax purposes. However if the general principles applicable to corporate dividend reinvestment plans were to apply to us, members participating in our distribution reinvestment plan would be treated as having received the applicable distribution and immediately thereafter contributing such amount to us in exchange for additional shares. While not directly applicable, we intend to maintain our records consistent with such an approach in that we will show a distribution to members participating in our distribution reinvestment plan and an associated purchase by them of shares from us.

If the IRS were to treat participation in our distribution reinvestment plan in a similar fashion, a member who participates in our distribution reinvestment plan will be treated as receiving all cash distributions reinvested in shares registered in his name pursuant to our distribution reinvestment plan. Such distributions would be treated for tax purposes like other cash distributions. Generally speaking, the Treasury Regulations provide that when a partner makes an additional cash contribution to a partnership, the holding period of that partner’s partnership interest becomes a “split” holding period, with the portion of the interest attributable to the additional contribution (determined by the ratio of the amount of the additional cash contribution to the fair market value of the partnership interest after the contribution) treated as having a holding period that begins the day following the date of the additional contribution and the balance of the partnership interest retaining the holding period that it had prior to the contribution. A special rule under the Treasury Regulations also provides, however, that in determining the holding period of a partnership interest upon a sale of the interest, cash distributions received during the one-year period prior to the sale may be applied to reduce the cash contributions made during that period, on a last-in-first-out basis. Application of this special rule may, in many instances, prevent a member from having a short-term holding period with respect to a portion of his interest in us at the time of a sale of all or part of such interest if the only shares acquired by the member during the one year period preceding such sale were acquired through our distribution reinvestment plan.

While, as noted above, the Treasury Regulations generally provide that an interest in a partnership (or an entity treated as a partnership, such as us) is a single interest, with the result that a member’s interest in us can (subject to the special rule mentioned in the preceding paragraph) have a “split” holding period upon the acquisition of additional shares, there is some guidance that may permit an exception to this rule to permit a partner in a publicly-traded partnership to treat separately-identifiable units therein that were acquired at different times to have different holding periods.

Alternatively, it is possible that members who participate in our distribution reinvestment plan might not be considered by the IRS to have received cash distributions and that the additional shares that were registered in their names pursuant to the distribution reinvestment plan reflect the dilution of the interests in us of those members who did not participate in our distribution reinvestment plan, such dilution being effected by the issuance of such additional shares to the members who participate in our distribution reinvestment plan.

If a member elects to participate in our distribution reinvestment plan, the deemed distribution and corresponding reinvestment should not have any net effect on the basis of such member’s interest in us. This is the case even though such member’s basis would be reduced by the amount of the distribution, because such member’s basis would be increased by an equal amount as a result of the corresponding reinvestment. Such member’s share of our non-recourse liabilities—which are also included in such member’s basis—could increase relative to those members who do not participate in our distribution reinvestment plan, however, because such member’s relative ownership interest in us would be deemed to have increased.

For further information regarding the tax consequences of participation in our distribution reinvestment plan, U.S. holders should consult their own independent tax advisor.

What are the voting rights of shares acquired under the DRP?

Shares issued pursuant to our distribution reinvestment plan will have the same voting rights as our other shares of the same class.

Who can help answer my questions or provide me with documents relating to the DRP?

All correspondence concerning the plan should be directed to the plan administrator by mail at DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.

USE OF PROCEEDS

We intend to use substantially all of the net proceeds from this offering to acquire income-generating renewable energy and energy efficiency and sustainable development projects and other energy-related businesses as well as finance the construction and/or operation of these projects and businesses, in accordance with our investment objectives and using the strategies described in this prospectus. The remainder of the net proceeds will be used for working capital and general corporate purposes, including the repurchase of shares. There can be no assurance we will be able to sell all the shares we are registering. If we sell only a portion of the shares we are registering, we may be unable to achieve our investment objectives.

Distributions may exceed our earnings and adjusted cash flow from operating activities and may be paid from borrowings, offering proceeds and other sources, without limitation. In the event we encounter delays in locating suitable business opportunities, we may pay all or a substantial portion of our distributions from borrowings, offering proceeds and other sources, without limitation.

PLAN OF DISTRIBUTION

Pursuant to our distribution reinvestment plan, you may elect to have the distributions you receive from us reinvested in additional shares. No selling commissions or dealer manager fees will be paid on shares sold under our distribution reinvestment plan.

LEGAL MATTERS

The validity of the shares offered by us in this offering was passed upon for us by Alston & Bird LLP.

EXPERTS

The consolidated statements of assets and liabilities of Greenbacker Renewable Energy Company LLC and Subsidiary (the Company), including the consolidated schedules of investments, as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “Consolidated Financial Statements”), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this prospectus. The information incorporated by reference into this prospectus is considered to be part of this prospectus. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the DRP is terminated comprise the incorporated documents:

●	The description of our shares contained in our Registration Statement on Form S-1 (Registration No. 333-211571) filed with the SEC on May 25, 2016, as amended;

●	Our annual report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 11, 2019;

●	Our quarterly report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 13, 2019; and

●	Our current reports on Form 8-K filed with the SEC on January 15, 2019, February 4, 2019, April 30, 2019, May 10, 2019 and May 15, 2019.

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.

We will provide to any person to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus contained in the registration statement, but not delivered with this prospectus. We will provide this information upon written or oral request and at no cost to the requester. You may request this information by contacting us at: 11 E. 44th Street, Suite 1200, New York, NY 10017. You may also access these documents at our website at www.greenbackerrenewableenergy.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed the registration statement relating to this offering with the SEC. This prospectus is part of the registration statement, but the registration statement includes additional information. You may read and copy any of the materials we have filed with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. For further information on the Public Reference Room, please call the SEC at 1-800-SEC-0330. These materials are also available to the public from the SEC’s website at http://www.sec.gov.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC. The address of this website is http://www.sec.gov. All summaries contained herein of documents which are filed as exhibits to the registration statement are qualified in their entirety by this reference to those exhibits. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

APPENDIX A

GREENBACKER RENEWABLE ENERGY COMPANY LLC

DISTRIBUTION REINVESTMENT PLAN

Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “Company”), has adopted the following Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Amended and Restated Limited Liability Company Operating Agreement, as such agreement may be amended (“Operating Agreement”) unless otherwise defined herein.

1. Distribution Reinvestment. As an agent for the members (“Members”) of the Company who purchase shares of the Company’s shares of limited liability company interests (the “Shares”) pursuant to an offering by the Company (“Offering”), and who elect to participate in the DRP (the “Participants”), the Company will apply all cash distributions, other than Designated Special Distributions (as defined below), (“Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. The Shares purchased pursuant to the DRP shall be of the same Share class as the Shares with respect to which the Participant is receiving cash distributions to be reinvested through DRP. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors.

2. Participation. Any Member who owns Shares and who has received a prospectus, as contained in the Company’s Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”), may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization, provided such subscription, enrollment or authorization is received at least 15 business days prior to the last day of the calendar month. Shares will be purchased under the DRP on the date that Distributions are paid by the Company. Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange, he or she does not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.

Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below.

3. Share Purchases. Any purchases of Shares pursuant to the DRP will be dependent on the continued registration of the securities or the availability of an exemption from registration in the Participant’s home state. Each class of Shares under DRP will be initially sold at $9.025 per share until such time as the Company commences valuations of its assets during the first full quarter following the satisfaction of the minimum offering requirement and, thereafter, at the price equal to the then current offering price per each class of Shares, less the selling commissions and dealer manager fees associated with that class of Shares in the primary offering. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares pursuant to the DRP to the extent that any such purchase would cause such Participant to violate any provision of the Operating Agreement. Shares issued pursuant to the DRP will have the same voting rights as the Shares offered in the primary offering.

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which are being registered pursuant to the Registration Statement in connection with the Initial Public Offering, (b) Shares to be registered with the Commission after the Initial Public Offering for use in the DRP (a “Future Registration”), or (c) Shares purchased by the Company for the DRP in a secondary market (if available) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Company on the Secondary Market will have a price per share equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such Shares are listed at the date of purchase if such Shares are then listed. If Shares are not so listed, the Board of Directors will determine the price at which such Shares will be issued under the DRP.

If the Company acquires Shares in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

A-1

4. Timing of Purchases. The plan administrator will make every reasonable effort to reinvest all Distributions on the day the cash Distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the Distribution cannot be completed within 30 days after the applicable distribution payment date, Participants’ funds held by the plan administrator will be distributed to the Participants.

5. Taxation of Distributions. The reinvestment of Distributions does not relieve the Participant of any taxes which may be payable as a result of those Distributions and their reinvestment in Shares pursuant to the terms of the DRP.

6. Commissions. The Company will not pay any selling commissions or dealer manager fees in connection with Shares sold pursuant to the DRP. The Company will pay the plan administrator’s fees under the DRP.

7. Termination by Participant. A Participant may terminate participation in the DRP at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least 10 days before that distribution payment date. The plan administrator may also terminate any Participant’s account at any time in its discretion by notice in writing mailed to such Participant. Prior to a listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Member in cash.

All correspondence concerning the plan should be directed to the plan administrator by mail at DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.

8. Amendment or Termination by the Company. The Company reserves the right to amend, suspend or terminate the DRP any time by the giving of written notice to each Participant at least 10 days prior to the effective date of the amendment, supplement or termination.

9. No Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only.

10. Reports. The Company shall provide to each Participant a confirmation at least once every calendar quarter showing the number of Shares owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of Shares owned at the end of the covered period. During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, the Company’s transfer agent will mail and/or make electronically available to each Participant, a statement of account describing, as to such Participant, the distributions received during such quarter, the number of Shares purchased during such quarter, and the per share purchase price for such Shares.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for Participant’s account.

A-2

APPENDIX B

GREENBACKER
RENEWABLE ENERGY COMPANY

Account Update Form

Effective Date of Change: ______________________

This form may be used by any current investor in Greenbacker Renewable Energy Company LLC to update the investor's mailing address, delivery election, distribution method or financial representative information.

Please select all that apply and complete the sections indicated:

- ☐ Change of Address (Sections 1,2 & 6)
- ☐ Distribution Change (Sections 1,4 & 6)
- ☐ Electronic Delivery Election (Sections 1,3 & 6)
- ☐ Broker-Dealer/Representative (Sections 1,5 & 6)

1. Investor Information- SSN or TIN Required

Investor #1 Name: ______________________ (Last/First/Middle) SSN/Tax ID: ______________________

Investor #2 Name: ______________________ (Last/First/Middle) SSN/Tax ID: ______________________

Account Number: ______________________

2. New Mailing Address

Enter the mailing address and telephone numbers of the registered owner(s) of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed.

Address Line 1: ______________________

Address Line 2: ______________________

City: ______________________ State: ______________________ Zip Code: ______________________

Phone (day): ______________________ Phone (evening): ______________________

E-mail Address: ______________________

If you currently have distributions sent to your home address or you elect to have distributions sent to your home address in Section 4 below, then by submitting this form, you authorize the distributions sent on or after the later of the date we process this form or the effective date set forth above to be sent to the new mailing address provided. To make changes to your distribution payments, please complete Section 4.

3. Electronic Delivery Election

Instead of receiving paper copies of this Prospectus, Prospectus supplements, annual reports, proxy statements, and other shareholder communications and reports, you may elect to receive electronic delivery of shareholder communications from Greenbacker Renewable Energy Company. If you would like to consent to electronic delivery please visit our website at www.greenbackerrenewableenergy.com.

4. Distribution Information (Choose one or more of the following options)

Complete this section to enroll in the Distribution Reinvestment Plan, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with the completed form (unless you currently have a portion of your distributions directly deposited into the same account and you are only changing the allocation amount). You can choose to have all or a portion of your distributions reinvested through the Distribution Reinvestment Plan. You must indicate the percentage of your distribution to be applied to each option selected and the sum of the allocations must equal 100%. IRA accounts may not direct distributions without the custodian's approval.

Please note: If you elect to participate in the Distribution Reinvestment Plan, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the Company's prospectus (as supplemented) or the subscription agreement relating to such investment, you will promptly notify Greenbacker Renewable Energy Company LLC in writing of that fact.

If this is your initial election to participate in the Distribution Reinvestment Plan, then by signing below you represent to Greenbacker Renewable Energy Company LLC that (a) you have received a copy of the Company's prospectus (as supplemented) and (b) you have (i) a minimum net worth (exclusive of home, home furnishings, and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and if applicable, you meet the higher net worth and gross income requirements imposed by your state of primary residence as set forth in the current prospectus (as supplemented) under "Investor Suitability Standards".

CURRENT FORM AS OF 12/17/15 VERSION E

 B-1

4. Distribution Information, continued (Choose one or more of the following options)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.

% of Distribution

- ☐ I prefer to participate in the Distribution Reinvestment Plan, as described in the Company's prospectus (as supplemented) ____
- ☐ Send distributions via check to my home address (in the case of Qualified Plans, send to custodian on record) ____
- ☐ Send distributions via check to the alternate payee listed here (not available for qualified plans without custodian's approval) ____
- ☐ **Alternative Payee:**

Name: ____

Address: ____

City: ____ State: ____ Zip: ____

Account Number: ____

☐ **Direct Deposit (Attach Voided Check)** I authorize Greenbacker Renewable Energy Company LLC or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify Greenbacker Renewable Energy Company LLC in writing to cancel it. In the event that Greenbacker Renewable Energy Company LLC deposits funds erroneously into my account, Greenbacker Renewable Energy Company LLC is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name: ____ % of Distribution ____

ABA/Routing Number: ____ Account Number: ____ ☐ Checking ☐ Savings

5. New Broker-Dealer and/or Registered Representative Information

Broker-Dealer Name: ____

Advisor Number: ____

Representative's Name: ____

Representative's Address: ____

Representative's City: ____ State: ____ Zip Code: ____

Representative's Phone: ____ Representative's Fax Number: ____

Representative's E-mail Address: ____

6. Authorized Signature(s) of Investor

Must be signed by all titleholders

I/ we acknowledge that information and distributions sent or paid prior to the later of the effective date we process this form will be made in the manner previously provided. This instruction supersedes all prior instructions regarding the subject matter hereof.

Signature of Investor ____ Date ____

Signature of Joint Investor or, for Qualified Plans, of Trustee/Custodian ____ Date ____

You may not purchase additional shares of Greenbacker Renewable Energy Company LLC unless you meet the applicable suitability requirements set forth in the Company's prospectus (as supplemented) at the time of purchase. Please consult your financial representative if you have had any material changes which might affect your ability to meet the applicable suitability requirements.

Once Complete Send To:

Regular Mail
Investment Processing Department
c/o DST Systems, Inc.
P.O. Box 219731
Kansas City, MO 64121-9731
Investors: 888.292.3178
Financial Advisors: 877.907.1148

Overnight Mail
Investment Processing Department
c/o DST Systems, Inc.
430 W. 7th Street
Kansas City, MO 64105
Investors: 888.292.3178
Financial Advisors: 877.907.1148

12/15 GB0033-E

 B-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the registrant in connection with the sale of the shares being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,212
Legal	$10,000
Accounting	$10,000
Blue Sky expenses	$10,000
Total	$31,212

Item 15. Indemnification of Directors and Officers

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless its members or manager or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s limited liability company agreement.

Our LLC Agreement, which is incorporated by reference into the prospectus from the company’s most recent Annual Report on Form 10-K (see “Incorporation of Certain Information by Reference”, of the prospectus), provides for indemnification of our directors and officers under certain circumstances. Reference is made to such section of the LLC Agreement.

The above discussion of Section 18-108 and of our LLC Agreement is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Company’s LLC Agreement.

In addition, the Pennsylvania Department of Banking and Securities and other state securities commissions require compliance with the NASAA Omnibus Guidelines which includes provisions for liability and indemnification for managers and members of the Company. The Pennsylvania Department of Banking and Securities requires for the sale of securities in its jurisdiction that the NASAA Omnibus Guidelines provisions supersede the laws of the Company’s state of formation to the extent that the laws of that state are not mandatory.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document

4.1*	Certificate of Formation of Greenbacker Renewable Energy Company LLC (Incorporated by reference from Exhibit 3.1 of the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-178786-01) filed on December 11, 2012)

4.2*	Third Amended and Restated Limited Liability Company Operating Agreement of Greenbacker Renewable Energy Company LLC dated June 27, 2014 (Incorporated by reference from Exhibit 3.2 of the Registrant’s Form 10-K (File No. 333-178786-01) filed on March 20, 2015)

4.3**	Distribution Reinvestment Plan (included in the prospectus as Appendix A and incorporated herein by reference)

5.1**	Opinion of Alston & Bird LLP as to the legality of securities being registered

23.1**	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2**	Consent of KPMG LLP

24.1**	Power of Attorney (included on the signature page of the registration statement)

* Filed previously.

** Filed herewith.

 II - 1

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

 II - 2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 4, 2019.

Greenbacker Renewable Energy Company LLC

By:	/s/ Charles Wheeler
Name: Charles Wheeler
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Sher, Richard Butt and Charles Wheeler to be their true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing), to sign this Registration Statement and any and all amendments thereto (including further post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Wheeler	Chairman, Chief Executive Officer and Director	June 4, 2019
Charles Wheeler	(Principal Executive Officer)

/s/ Richard C. Butt	Chief Financial Officer, Chief Investment Officer and Chief Compliance Officer	June 4, 2019
Richard C. Butt
(Principal Financial and Principal Accounting Officer)

/s/ David Sher	Director	June 4, 2019
David Sher

/s/ Robert Brennan	Director	June 4, 2019
Robert Brennan

/s/ Kathleen Cuocolo	Director	June 4, 2019
Kathleen Cuocolo

/s/ Cynthia Curtis	Director	June 4, 2019
Cynthia Curtis

/s/ Robert Herriott	Director	June 4, 2019
Robert Herriott

/s/ David M. Kastin	Director	June 4, 2019
David M. Kastin